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                                                                     EXHIBIT 2.6







                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF FEBRUARY 8, 2002
                                  BY AND AMONG
                         RADIANCE MEDICAL SYSTEMS, INC.,

                              RMS ACQUISITION CORP.

                                       AND

                                 ENDOLOGIX, INC.

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                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2002 (this "Agreement") is made and entered into by and among Radiance Medical Systems, Inc., a Delaware corporation ("Radiance"), RMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Radiance ("Sub"), and Endologix, Inc., a Delaware corporation ("Endologix")

        WHEREAS, the Board of Directors of each of Radiance, Sub and Endologix believes it to be desirable and in the best interests of Radiance, Sub and Endologix and each of their respective stockholders to merge Endologix and Sub (the "Merger"); and

        WHEREAS, Radiance, Sub and Endologix desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

               1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, Sub shall be merged with and into Endologix in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). Endologix shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Endologix are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, each outstanding share of capital stock of Endologix shall be canceled and converted into the right to receive the Merger Consideration, in the manner provided in Article 2 hereof.

               1.2 Effective Time. At the Closing (as defined in Section 1.3), a certificate of merger (the "Certificate of Merger") shall be executed by the parties hereto and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective at the time of filing of the Certificate of Merger (the "Effective Time").

               1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m. on the date all of the conditions set forth herein have been satisfied or waived in accordance with this Agreement (the "Closing Date"). At the Closing, Radiance, Sub and Endologix shall deliver the certificates and other documents and instruments required to be delivered hereunder.

               1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time: (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended; and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

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               1.5 Directors and Officers of the Surviving Corporation. The
directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

               1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

               1.7 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

               1.8 Tax Treatment. The parties intend that the Merger, together with the sideways merger contemplated in Section 6.13, be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall not take a position on any tax returns inconsistent with such treatment unless otherwise required by law. Radiance shall treat the portion of the Milestone Payment paid in Radiance Common Stock as property that is permitted to be received under Section 354 of the Code without the recognition of gain unless otherwise required by law.

                                    ARTICLE 2

                               EXCHANGE OF SHARES

               2.1 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of Sub or Endologix:

                      (a) Cancellation of Treasury Stock and Stock Owned by Radiance. All shares of capital stock owned by Endologix as treasury stock and all shares of capital stock of Endologix owned by Radiance or Sub shall be canceled and retired and shall cease to exist and no stock of Radiance or other consideration shall be delivered in exchange therefor.

                      (b) Determination of Merger Consideration. Each issued and outstanding share of Endologix common stock, $0.001 par value ("Endologix Common Stock"), issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the merger consideration (the "Merger Consideration") as follows:

                             (i) Cash Consideration. Subject to the allocation
and election request set forth in Section 2.1(c) and any allocation required pursuant to Section 2.1(d), each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive in cash an amount equal to seventy-five cents ($0.75) per share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time, not to exceed Eight Million Three Hundred Sixty-Nine Thousand Two Hundred Eighty-Nine Dollars ($8,369,289) in the aggregate.



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                             (ii) Radiance Common Stock Merger Consideration.
Subject to the allocation and election set forth in Section 2.1(c) and any allocation required pursuant to Section 2.1(d), each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive one share of Radiance common stock, par value $0.001 per share ("Radiance Common Stock"), in exchange for each share of Endologix Common Stock issued and outstanding as of the Effective Time, not to exceed Eleven Million One Hundred Fifty-Nine Thousand and Fifty-Two (11,159,052) shares in the aggregate.

                             (iii) Milestone Payment. Upon completion by
Radiance, Sub or their successors or assigns of the following milestone (the "Milestone") related to the PowerLink System, Radiance shall pay within ten (10) days of achieving such Milestone to each holder of Endologix Common Stock immediately prior to the Effective Time, the following payment (the "Milestone Payment"):

                                    (A) Upon the approval of the Pre-Marketing
Approval Application ("PMA") in the United States on or before March 31, 2004, an amount for each share of Endologix common stock equal to Five Million Five Hundred Seventy-Nine Thousand Five Hundred Twenty-Six Dollars ($5,579,526) divided by the number of shares of Endologix Common Stock outstanding as of the Effective Time, or

                                    (B) Upon the approval of the PMA in the
United States after March 31, 2004 and on or before June 30, 2004, an amount for each share of Endologix common stock equal to Two Million Seven Hundred Eighty-Nine Thousand Seven Hundred Sixty-Three Dollars ($2,789,763) divided by the number of shares of Endologix Common Stock outstanding as of the Effective Time.

                                    (C) No Milestone Payment shall be made if
the PMA is not approved on or before June 30, 2004.

                             (iv) Form and Payment of Milestone Payment. The
Milestone Payment shall be payable at the sole discretion of Radiance in either cash or Radiance Common Stock, valued at the average of the closing prices of Radiance Common Stock as reported on Nasdaq for the ten (10) trading days ending on the trading day preceding the day that the Milestone is achieved (the "Average Milestone Price"); provided, however, in the event the limit on the payment of cash consideration provided in Section 2.1(d) would limit the amount of cash payable, then the amount of the Milestone Payment that would be limited by the 50% limitation contained in Section 2.1(d) shall be paid in Radiance Common Stock.

                             (v) Potential Escrow of Milestone Payment. In the
event Radiance has pending claims for Radiance Indemnifiable Damages (as that term is defined in Section 9.2(a)) made during the Indemnification Period, then all or a portion of the subsequent Milestone Payment shall be deposited in escrow, pursuant to the terms of an Escrow Agreement to be reasonably agreed to by the parties (the "Escrow Agreement"), by and among Radiance, Franklin D. Brown, as representative of the Endologix Stockholders) (the "Holders' Representative"), and Commonwealth Land Title Company, as escrow agent (the "Escrow Agent"). The total amount of such Milestone Payment deposited shall not exceed the amount of the then pending claims, with the Radiance Common Stock valued at the applicable Average Milestone Price as specified in Section 2.1(b)(iv). Any excess of the Milestone Payment over the amount of the then pending claims shall be paid to the persons entitled thereto pursuant to Section 2.1(b)(iii). Any shares of Radiance Common



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Stock included with the Milestone Payment that are deposited into escrow shall be registered in the names of the holders, immediately prior to the Effective Time, of Endologix Common Stock, but shall be held by the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement. The adoption and approval of the Merger by the Endologix stockholders shall constitute approval of the Escrow Agreement and of the appointment of Franklin D. Brown as the Holders' Representative.

                      (c) Optional Cash or Stock Election. Subject to the allocation of cash pursuant to Section 2.1(d) and the election procedure set forth in this Section 2.1(c), each record holder of shares of Endologix Common Stock immediately prior to the Effective Time will be entitled to request to receive all or a portion of the Merger Consideration to be paid at Closing, but not the Milestone Payment, in either cash or stock (a "Payment Election"). All such elections shall be received by Radiance prior to the Effective Time on a form designed for that purpose and shall indicate the percentage of the Merger Consideration such holder desires to receive in cash or stock. Holders who elect to receive cash and stock in a percentage equal to the percentage of cash and stock which Radiance has elected to pay pursuant to Section 2.1(b)(i) and (ii) (the "Default Percentage") shall receive the first allocation of the Merger Consideration. If the aggregate amount of cash or stock to be paid by Radiance is insufficient to satisfy all remaining Payment Elections, such cash or stock, as the case may be, shall be distributed first according to the Default Percentage and thereafter, to the extent practicable, among such holders pro rata in accordance with the relative amounts of cash or stock indicated by such remaining Payment Elections. To the extent that the amount of cash or stock to be paid by Radiance exceeds the aggregate amount indicated by such remaining Payment Elections, all such Payment Elections shall be satisfied and the remaining cash or stock shall be distributed to such holders pro rata, based on the number of shares of Endologix Common Stock held by each such holder immediately prior to the Effective Time. Any holder of Endologix Common Stock who does not submit a Form of Election prior to the Effective Date shall be deemed to have made an election to receive cash and stock in accordance with the Default Percentage. The determination of the allocation in accordance with the Payment Elections shall be made at the sole and reasonable determination of Radiance.

                      (d) Limit on Payment of Cash Consideration.
Notwithstanding any other provision in this Agreement, in no event shall the total amount of cash to be paid by Radiance as a component of the Merger Consideration, including any cash paid pursuant to Sections 2.2 and 2.3, exceed fifty percent (50%) of the total of all of the Merger Consideration, valuing each share of Radiance Common Stock for this purpose at its fair market value on the date each share is payable hereunder, which fair market value shall be the closing price of Radiance Common Stock as reported on Nasdaq on the trading day immediately preceding the payment date of such share. In the event of the perfection of the rights set forth in Section 2.2, Radiance shall: (i) estimate the fair value of all such Dissenting Shares (as that term is defined in Section 2.2) and withhold from the cash component of the Merger Consideration an amount of cash equal to such estimate of fair value; and (ii) reallocate to the Radiance Common Stock component of the Merger Consideration, the number of shares of Radiance Common Stock that such Dissenting Shares would have had the right to convert into pursuant to the payment of the Merger Consideration had such dissenting rights not been perfected.

               2.2 Dissenting Shares.

                      (a) Notwithstanding anything to the contrary in this Agreement, each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time



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that is held by any stockholder who has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL, as applicable, and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

                      (b) Endologix shall give Radiance (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the DGCL, relating to the appraisal process received by Endologix and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, with the participation of Endologix. Endologix will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Radiance, settle or offer to settle any such demands.

               2.3 Fractional Shares. No fractional shares of Radiance Common Stock shall be issued, but in lieu thereof each holder of shares of Endologix Common Stock, who otherwise would be entitled to receive a fraction of a share of Radiance Common Stock (after aggregating all fractional shares of Radiance Common Stock to be received by such holder), shall receive from Radiance an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of Radiance Common Stock to which such holder would otherwise be entitled, times the closing price for Radiance Common Stock on the trading day prior to the Closing.

               2.4 Treatment of Endologix Preferred Stock and Options. Each share of Endologix Series A, Series B and Series C Convertible Preferred Stock shall be converted into Endologix Common Stock immediately prior to the closing. Each Endologix Option shall accelerate and vest immediately prior to the Closing and, to the extent not exercised at the Closing, shall terminate.

               2.5 Exchange of Certificates.

                      (a) Exchange Agent. Prior to the Effective Time, Radiance shall designate a bank or trust company reasonably acceptable to Endologix (the "Exchange Agent"). On the Closing Date, Radiance shall deposit with the Exchange Agent a combination of cash and certificates representing the number of duly authorized whole shares of Radiance Common Stock issuable in connection with the Merger as of the Closing Date, plus an amount of cash equal to (i) Eight Million Three Hundred Sixty-Nine Thousand Two Hundred Eighty-Nine Dollars ($8,369,289) plus (ii) the aggregate amount payable in lieu of fractional shares in accordance with Section 2.3, to be held for the benefit of and distributed to such holders in accordance with this Section 2.5. The Exchange Agent shall agree to hold such shares of Radiance Common Stock and funds (such shares of Radiance Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 2.5 and upon such additional terms as may be agreed upon by the Exchange Agent, Endologix and Radiance before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Endologix Common Stock shall be entitled pursuant to



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Section 2.3, Radiance shall make available to the Surviving Corporation additional funds for the payment thereof.

                      (b) Endologix Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, Radiance shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Endologix Common Stock (individually, a "Certificate" and collectively, the "Certificates"), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Radiance may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Radiance Common Stock constituting the Merger Consideration and cash (both in lieu of fractional shares and as a component of the Merger Consideration). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Radiance Common Stock constituting the Merger Consideration, the cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Endologix Common Stock which is not registered in the transfer records of Endologix, a certificate representing that number of whole shares of Radiance Common Stock constituting the Merger Consideration, any cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, may be paid and issued to a transferee if the Certificate representing such Endologix Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Radiance, except as limited by paragraph (c) below, to represent ownership of the number of shares of Radiance Common Stock into which the number of shares of Endologix Common Stock shown thereon have been converted as contemplated by this Article 2.

                      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Radiance Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Radiance Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.3 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Radiance Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Radiance Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Radiance Common Stock.



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                      (d) No Further Ownership Rights in Endologix Stock. As of
the Effective Time the Endologix Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Endologix Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Endologix Common Stock, as contemplated hereby, or pursuant to Section 2.2. From and after the Effective Time, the stock transfer books of Endologix shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Endologix Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF ENDOLOGIX

        Endologix represents and warrants to Radiance and Sub that:

               3.1 Organization and Qualification. Endologix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Endologix is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects, or results of operations of Endologix (a "Material Adverse Effect"). Subject to obtaining Endologix Stockholder's Approval, Endologix has all requisite corporate power and authority to execute and deliver this Agreement.

               3.2 Subsidiaries. Endologix does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

               3.3 Authority Relative to this Agreement. Subject to obtaining Endologix Stockholders' Approval (as defined below), Endologix has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Endologix and the consummation by Endologix of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Endologix, the Board of Directors of Endologix has agreed to recommend adoption of this Agreement by the stockholders of Endologix and directed that this Agreement be submitted to the stockholders of Endologix for their consideration, and no other corporate proceedings on the part of Endologix or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Endologix and the consummation by Endologix of the transactions contemplated hereby, other than obtaining Endologix Stockholders' Approval. "Endologix Stockholders' Approval" means the requisite approvals of the shareholders of Endologix of this Agreement and the Merger required by the DGCL, and the Certificate of Incorporation and Bylaws of Endologix, including the conversion of all shares of Endologix Preferred Stock into Endologix Common Stock immediately prior to the Effective Time. Endologix



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has received and has provided to Radiance the voting agreements of the Endologix stockholders listed on Schedule 3.3 to approve the Merger. Subject to obtaining Endologix Stockholders' Approval, this Agreement has been duly authorized and validly executed by Endologix and constitutes a valid and legally binding obligation of Endologix, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3.4 Capital Stock of Endologix.

                      (a) The authorized capital stock of Endologix consists of 15,500,000 shares of Endologix Common Stock and 10,000,000 shares of Endologix preferred stock, of which 1,300,000 shares are designated as Series A Convertible Preferred Stock, 3,200,000 of which are designated as Series B Convertible Preferred Stock, and 477,345 of which are designated Series C Convertible Preferred Stock. As of the date hereof, 5,829,915 shares of Common Stock, 1,300,000 shares of Series A Convertible Preferred Stock, 2,971,989 shares of Series B Convertible Preferred Stock and 428,571 shares of Series C Convertible Preferred Stock, were issued and outstanding and 332,000 shares of capital stock are held by Endologix in its treasury. As of the date hereof, there are outstanding options to purchase 1,105,566 shares of Endologix Common Stock. Except as disclosed in Section 3.4 of the Endologix Disclosure Schedule attached hereto, all outstanding shares of capital stock of Endologix are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes, or other indebtedness of Endologix having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Endologix may vote. Except as set forth in Section 3.4 of the Endologix Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Endologix is a party or by which it is bound obligating Endologix to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Endologix or obligating Endologix to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). Except as disclosed in Section 3.4 of the Endologix Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Endologix to repurchase, redeem, or otherwise acquire any shares of capital stock of Endologix. Endologix has furnished to Radiance true and correct copies of Endologix's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The offers and sales of all of the outstanding shares of capital stock of Endologix were at all relevant times either registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or exempt from such requirements.

                      (b) Endologix acknowledges that the offering and sale of the Radiance Common Stock to be issued in exchange for all the outstanding shares of capital stock of Endologix have not been registered with the Securities and Exchange Commission (the "SEC") or any state securities laws and is intended to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). Except as disclosed in Section 3.4(b)(i) of the Endologix Disclosure Schedule to the actual knowledge of Endologix, without investigation, the holders of all the outstanding shares and options to acquire shares of capital stock of Endologix fulfill, and will fulfill as of the Effective Time, the investor suitability requirements under
Section 4(2) of the Securities Act and



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Regulation D. Set forth in Section 3.4(b)(ii) of the Endologix Disclosure
Schedule is a list of holders of Endologix capital stock and options to acquire capital stock, together with the number of shares and/or options held by each such holder, who shall receive an offer from Endologix prior to the Effective Time for Endologix to purchase such shares and/or options. Endologix shall use its best efforts to obtain from each Endologix shareholder and optionholder not listed in Section 3.4(b)(i) of the Endologix Disclosure Schedule a confirmation that such shareholder is an "accredited investor" as defined under Regulation D; provided, that in no event shall the number of holders of Endologix Common Stock that are not "accredited investors" as of the Effective Time exceed thirty-five. Notwithstanding anything herein to the contrary, Endologix assumes no responsibility for Radiance's compliance with the applicable federal and state securities laws in connection with the Merger and issuance of Radiance Common Stock and Radiance options. Endologix acknowledges that the shares of Radiance Common Stock are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

                      (c) Except as disclosed in Section 3.4(c) of the Endologix Disclosure Schedule, there are no (i) outstanding Options obligating Endologix or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Endologix.

               3.5 Non-Contravention; Approvals and Consents.

                      (a) Except as disclosed in Section 3.5 of Endologix Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Endologix does not, and the performance by Endologix of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of Endologix under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Endologix, or
(ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Endologix or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Endologix is a party or by which Endologix or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement.

                      (b) Other than obtaining Endologix Stockholder's Approval and except as disclosed in Section 3.5 of Endologix Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Endologix is a party or by which Endologix or any of its assets or properties is bound for the execution and delivery of this Agreement by Endologix, the performance by Endologix of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement.

               3.6 Financial Statements. Endologix has delivered to Radiance a true and complete copy of the following financial statements: (i) the audited balance sheets of Endologix as of December 31, 1999 and December 31, 2000 and the related audited statement of operations for the fiscal years then ended; and
(ii) the unaudited balance sheet of Endologix as of September 30, 2001 and the unaudited statement of operations for such interim period (the "Endologix Financial Statements'). As of their respective dates and for the respective periods then ended, the audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in Endologix Financial Statements (A) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (B) fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Endologix and to the absence of certain footnote disclosures) the financial position of Endologix as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

               3.7 Absence of Changes. Except as disclosed in Section 3.7 of the Endologix Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended September 30, 2001 included in Endologix Financial Statements, since September 30, 2001 Endologix has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of Endologix that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Endologix but also affect other persons who participate or are engaged in the lines of business in which Endologix participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

               3.8 Absence of Undisclosed Liabilities. Except for liabilities that are disclosed in this Section 3 and/or in the Endologix Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended December 31, 2000 or in the September 30, 2001 Endologix balance sheet for the period ended September 30, 2001 included in Endologix Financial Statements, Endologix did not have at such date, nor has Endologix incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of Endologix (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to have a Material Adverse Effect on Endologix.

               3.9 Legal Proceedings. Except as disclosed in Section 3.9 of Endologix Disclosure Schedule: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Endologix, threatened against, relating to or affecting, nor to the knowledge of Endologix are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Endologix or any of its assets and properties which could reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement; (ii) Endologix is not subject to any Order of any Governmental or Regulatory Authority which is having or could be reasonably expected to have a Material Adverse Effect on Endologix, or on the ability of Endologix to consummate the transactions contemplated by this Agreement; and
(iii) there are no material actions, suits, arbitrations or proceedings that Endologix currently intends to initiate.

               3.10 Contracts and Commitments. Section 3.10 of Endologix Disclosure Schedule contains a true and complete list of each of the following written, or to Endologix's knowledge, oral, contracts (the "Material Contracts') to which Endologix is a party: (i) all Contracts (excluding Endologix Employee Benefit Plans which can be terminated at will without subjecting Endologix to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Endologix to engage in any business activity or compete with any Person in connection with its business or prohibiting or limiting the ability of any Person to compete with Endologix in connection with its business; (iii) all partnership, joint venture, stockholders' or other similar Contracts with any Person in connection with Endologix's business; (iv) all Contracts relating to the future disposition or acquisition of assets of Endologix, other than as contemplated by this Agreement or dispositions or acquisitions in the ordinary course of business; (v) all other Contracts with respect to Endologix that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Endologix of more than $25,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to Endologix. To the knowledge of Endologix, there is no default or event that with notice or lapse of time, or both, would constitute a material default by Endologix under any of the Material Contracts to which it is a party. Endologix has not received notice of a default under any Material Contract by any party thereto. Each of the Material Contracts is enforceable against Endologix in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Endologix has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

               3.11 Taxes. Endologix has filed all tax returns that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the date hereof and to the knowledge of Endologix such tax returns are true, correct and complete in all material respects, and to its knowledge Endologix has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Endologix has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied throughout the specified period and in the immediately comparable period) deemed by it in its reasonable discretion to be adequate. Endologix has no knowledge of any proposed material tax assessment, obligation or other claim against Endologix. There are no material liens for taxes upon any property or assets of Endologix, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to taxes of Endologix which, if decided adversely would have a Material Adverse Effect on Endologix. Endologix is not a party to any agreement providing for the allocation or sharing of taxes with any entity other than agreements the consequences of which are adequately reserved for in Endologix Financial Statements. Endologix has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code.

               3.12 Employee Benefit Plans.

                      (a) Except as set forth in Section 3.12 of Endologix Disclosure Schedule, Endologix has no Employee Benefit Plan or other Plan.

                      (b) As used herein:

                             (i) "Employee Benefit Plan" means any Plan entered
into, established, maintained, contributed to or required to be contributed to by Endologix and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

                             (ii) "Plan" means any employment, bonus, incentive
compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

               3.13 Title to Assets. Endologix is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets primarily used in its business and material to the condition (financial or other) of such business, free and clear of all Liens, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Endologix's business operations (in the manner presently carried on by Endologix) or (iii) as disclosed in Endologix Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Endologix. All leases under which Endologix leases any substantial amount of real or personal property have been made available to Radiance and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Endologix or to the knowledge of Endologix any event which with notice or lapse of time or both would become a default by Endologix other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on Endologix.

               3.14 Permits, Etc. Endologix owns or validly holds all material licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of its business.

               3.15 Compliance with Laws. To the knowledge of Endologix, Endologix is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, a Material Adverse Effect on Endologix.
Section 3.15 of Endologix Disclosure Schedule sets forth a complete list of Endologix's licenses, permits and authorizations ("Permits") other than those not material to the business or operations of Endologix. Since December 31, 1999, no state or federal governmental entity has revoked or materially limited any license or certificate of authority of Endologix material to its business, and no investigation or proceeding is pending or, to Endologix's knowledge, threatened, which involves the revocation or material limitation of any of such licenses or certificates. Endologix has no knowledge of any information which would lead Endologix to believe that any licenses or permits necessary to the conduct of the business of Endologix as presently conducted will not remain in full force and effect for the complete duration of their terms. Endologix has made available to Radiance all material filings made to, and all inspection or compliance reports or correspondence received from, Governmental Entities for the last three years and will make available to Radiance all other Permits as requested by Radiance. To the knowledge of Endologix, each of such filings was in material compliance with all applicable laws and regulations.

               3.16 FDA Matters. Except as otherwise set forth in Section 3.16 of Endologix Disclosure Schedule:

                      (a) To the knowledge of Endologix, Endologix is in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental or Regulatory Authority having regulatory authority or jurisdiction over the products and operations of Endologix.

                      (b) Endologix has not received from the FDA or any other Governmental or Regulatory Authority, and Endologix has no knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental or Regulatory Authority, and to the knowledge of Endologix there have been no seizures conducted or threatened by the FDA or other Governmental or Regulatory Authority.

                      (c) To the knowledge of Endologix, there are no facts which are reasonably likely to cause (i) the non-approval or non clearance, denial, withdrawal, recall or require suspension or additional approvals or clearances of any products intended to be sold by Endologix, or (ii) a change in the manufacturing, marketing classification, labeling or intended use of any such products.

               3.17 Intellectual Property Rights

                      (a) Schedule 3.17 of the Endologix Disclosure Schedule contains a true and correct list of all patents and patent applications, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefor and all trademarks, service marks and trade names owned or controlled by Endologix.

                      (b) Except as described in Schedule 3.17 of the Endologix Disclosure Schedule, to the knowledge of Endologix: (i) no third party is infringing or misappropriating any of Endologix' intellectual property rights; and (ii) Endologix' current PowerLink System does not infringe any valid claim of a third party patent.

                      (c) Except as set forth on Schedule 3.17 of the Endologix Disclosure Schedule, to the knowledge of Endologix, there are no outstanding claims asserted or threatened against Endologix alleging that the development, manufacture, marketing, distribution, sale or use of the PowerLink System infringes or misappropriates any intellectual property or other proprietary rights of any third party.

                      (d) To the knowledge of Endologix: (i) all of the patents listed in Schedule 3.17 of the Endologix Disclosure Schedule are valid and in full force and effect, and are not the current subject of any interference or opposition proceeding; and (ii) it is unaware of any publications or activities including, without limitation, patents, articles, and public uses or sales, by it or others, which would or might invalidate any claim(s) of any such patent. It has not conducted, nor has it commissioned the conducting of, any written infringement or validity studies regarding any such patent or patent application that it has not provided to Radiance for inspection prior to the date hereof.

               3.18 Labor Controversies.

                      (a) There are no material controversies pending or, to the knowledge of Endologix, threatened between Endologix and any representatives of any of Endologix's employees.

                      (b) To the knowledge of Endologix, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Endologix.

                      (c) To the knowledge of Endologix, Endologix has complied in all material respects with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, with respect to its employees on the Endologix payroll.

                      (d) To the knowledge of Endologix, no person has asserted that Endologix is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing (subject to the proviso set forth in subparagraph (a) above), except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Endologix.

               3.19 Insurance. Section 3.19 of Endologix Disclosure Schedule lists all policies of fire, liability, life and employee health, environmental, errors and omissions, workers' compensation and other forms of insurance currently held and maintained by Endologix (the "Insurance Policies"). Endologix believes that such Insurance Policies are commercially reasonable in amount and coverage. To the knowledge of Endologix, all of the Insurance Policies are in full force and effect, all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid on or prior to the Closing Date and no written notice of cancellation or termination has been received with respect to any such Policy, except for failures to pay or cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect on Endologix.

               3.20 Guaranties. Endologix has not executed any guaranty or otherwise agreed to be a guarantor of any liability or obligation (including indebtedness) of any other person.

               3.21 Tax-Free Reorganization. Endologix has not taken and has not agreed to take any action that would interfere with the ability of Radiance to treat the Merger, together with the Sideways Merger contemplated in Section 6.13, as a tax-free reorganization within the meaning of Section 368(a) of the Code.

               3.22 Board of Directors and Stockholder Approval. The Board of Directors has approved and adopted this Agreement and has authorized the officers of Endologix to enter into this Agreement and to submit it to the Endologix stockholders for their approval.

               3.23 Brokers and Finders. Other than Gruntal & Co., L.L.C., Endologix has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Endologix is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to Gruntal & Co., L.L.C. in connection with the transactions contemplated by this Agreement.

               3.24 Full Disclosure. No information furnished by or on behalf of Endologix to Radiance pursuant to this Agreement and any information contained in Endologix Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF RADIANCE AND SUB

        Radiance and Sub jointly and severally represent and warrant to Endologix as follows:

               4.1 Organization of Radiance and Sub. Each of Radiance and Sub is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction. Radiance and Sub has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement. Radiance is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets, including intangible assets, liabilities (including contingent liabilities), prospects, or results of operations of Radiance (a "Material Adverse Effect"). Except for Sub and as disclosed in Section 4.1 of the Radiance Disclosure Schedule or in the Radiance Reports (as that term is defined in Section 4.6), Radiance does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

               4.2 Authorization. Each of Radiance and Sub has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Radiance have been duly authorized and approved by the Board of Directors of Radiance and does not require any further authorization or consent of Radiance other than approval by its stockholders. This Agreement has been duly authorized, validly executed and delivered by Radiance and constitutes the legal, valid and binding obligations of Radiance enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

               4.3 Capital Stock of Radiance and Sub.

                      (a) The authorized capital stock of Radiance consists of 30,000,000 shares of Radiance Common Stock and 5,000,000 shares of preferred stock. As of February 7, 2002, 13,167,712 shares of Common Stock and no shares of preferred stock, were issued and outstanding and no shares of Radiance Common Stock are held by Radiance in its treasury. As of February 7, 2002, there are outstanding options to purchase 2,002,853 shares of Radiance Common Stock (the "Radiance Options"). All outstanding shares of capital stock of Radiance are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights and such capital stock has been issued in full compliance with all applicable federal and state securities laws. There are no bonds, debentures, notes, or other indebtedness of Radiance having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Radiance may vote. Except as set forth above, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Radiance is a party or by which it is bound obligating Radiance to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Radiance or obligating Radiance to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). As of the date hereof, there are no outstanding contractual obligations of Radiance to repurchase, redeem, or otherwise acquire any shares of capital stock of Radiance. Radiance has furnished to Endologix true and correct copies of Radiance's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The authorized capital stock of Sub consists of 100 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding and owned of record by Radiance. Except as contemplated by this Agreement, there are no outstanding options, warrants, or other rights to subscribe for or purchase from Radiance any capital stock of Sub, or securities convertible into Sub, and there are no commitments, agreements, arrangements or undertakings of any kind to which Sub is a party or by which it is bound obligating Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Sub or obligating Sub to issue, grant, extend or enter into any Options. As of the date hereof, there are no outstanding contractual obligations of Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Sub.

                      (b) Except as disclosed in Section 4.3(b) of the schedule attached hereto (the "Radiance Disclosure Schedule"), there are no (i) outstanding Options obligating Radiance or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Radiance.

               4.4 Non-Contravention; Approvals and Consents.

                      (a) Except as disclosed in Section 4.4 of Radiance Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Radiance does not, and the performance by Radiance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of Radiance under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Radiance, or
(ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Radiance or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Radiance is a party or by which Radiance or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

                      (b) Except as disclosed in Section 4.4 of Radiance Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Radiance is a party or by which Radiance or any of its assets or properties is bound for the execution and delivery of this Agreement by Radiance, the performance by Radiance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

               4.5 No Litigation or Regulatory Action. Except as disclosed in the Radiance Reports or in Section 4.5 of Radiance Disclosure Schedule: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Radiance, threatened against, relating to or affecting, nor to the knowledge of Radiance are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Radiance or any of its assets and properties which could reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement; (ii) Radiance is not subject to any Order of any Governmental or Regulatory Authority which is having or could be reasonably expected to have a Material Adverse Effect on Radiance, or on the ability of Radiance or Sub to consummate the transactions contemplated by this Agreement; and (iii) there are no material actions, suits, arbitrations or proceedings that Radiance currently intends to initiate.

               4.6 SEC Documents. Radiance has delivered or made available to Endologix true and correct copies of each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed (including exhibits and any amendments thereto) since January 1, 1999 with the SEC under or pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "Radiance Reports"). As of their respective dates, or as subsequently amended prior to the Closing Date, the Radiance Reports complied in all material respects with the requirements of the Exchange Act applicable to such Radiance Reports, and none of the Radiance Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Radiance included in the Radiance Reports comply in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Radiance and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of notes and as permitted by Form 10-Q of the Exchange Act). As of their respective dates, the Radiance Reports complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act.

               4.7 Brokers and Finders. Other than A.G. Edwards & Sons, Inc., Radiance has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Radiance is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to A.G. Edwards & Sons, Inc. in connection with the transactions contemplated by this Agreement.

               4.8 Taxes.

                      (a) Prior to the Merger, Radiance will be in control of Sub within the meaning of Section 368(c) of the Code. Radiance will not cause or permit Sub to issue additional shares of its stock that would result in Radiance losing control of Sub within the meaning of Section 368(c) of the Code. No stock of Sub will be issued in the Merger.

                      (b) During its corporate existence, Sub has owned no assets, and prior to the Merger shall not own any assets other than the shares of Radiance to be distributed in the Merger.

                      (c) As of the date hereof and as of the Effective Time, Radiance has no plan or intention to reacquire any of its stock to be distributed in the Merger.

               4.9 Absence of Changes. Except: (i) as disclosed in Section 4.19 of the Radiance Disclosure Schedule; (ii) for matters reflected or reserved against in the balance sheet for the period September 30, 2001 included in the Radiance Reports; and (iii) as disclosed in the Radiance Reports filed as of the date of this Agreement, since September 30, 2001, Radiance has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of Radiance that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Radiance but also affect other persons who participate or are engaged in the lines of business in which Radiance participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

               4.10 Contracts and Commitments. To the knowledge of Radiance, there is no default or event that with notice or lapse of time, or both, would constitute a material default by Radiance under that certain license agreement between Radiance and Guidant Corporation dated June 19, 1998, (the "Guidant License"). Radiance has not received notice of a default under the Guidant License. The Guidant License is enforceable against Radiance in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Radiance has not received notice that Guidant intends to cancel or terminate the Guidant License or to exercise or not exercise any options under the Guidant License.

               4.11 Title to Assets. Radiance is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets primarily used in its business and material to the condition (financial or other) of such business, free and clear of all Liens, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Radiance's business operations (in the manner presently carried on by Radiance) or (iii) as disclosed in the Radiance Reports, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Radiance. All leases under which Radiance leases any substantial amount of real or personal property have been made available to Endologix and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Radiance or to the knowledge of Radiance any event which with notice or lapse of time or both would become a default by Radiance other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on Radiance.

               4.12 Permits, Etc. Radiance owns or validly holds all material licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of its business.

               4.13 Compliance with Laws. To the knowledge of Radiance, Radiance is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it except for violations which do not have and would not have a Material Adverse Effect on Radiance.

               4.14 Labor Controversies. Except as disclosed in Section 4.14 of the Radiance Disclosure Schedule, there are no material controversies pending or, to the knowledge of Radiance, threatened between Radiance and any of its employees.

               4.15 Radiance Stock Issued in Merger. The shares of Radiance Common Stock to be issued in the Merger will, when issued and delivered to the stockholders of Endologix as a result of the Merger and pursuant to the terms of this Agreement, be duly and validly authorized and issued, fully paid, non-assessable and free of preemptive rights of any securityholder of Radiance, and issued in compliance with applicable federal and state securities laws.

               4.16 Full Disclosure. No information furnished by or on behalf of Radiance to Endologix pursuant to this Agreement and any information contained in the Radiance Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 5

                                    COVENANTS

               5.1 Covenants of Endologix. At all times from and after the date hereof until the Effective Time, Endologix covenants and agrees as to itself that (except as expressly contemplated or permitted by this Agreement, or to the extent that Radiance and Sub shall otherwise consent in writing):

                      (a) Endologix shall conduct its business only in, and Endologix shall not take any action except in, the ordinary course consistent with past practice.

                      (b) Without limiting the generality of paragraph (a) of this Section, except as otherwise disclosed in Section 5.1 of Endologix Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) Endologix shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) Endologix shall not:

                                    (A) amend or propose to amend its
Certificate of Incorporation or Bylaws;

                                    (B) (w) declare, set aside or pay any
dividends on or make other distributions in respect of any of its capital stock,
(x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any Option with respect thereto, except for (i) the repurchase of capital stock from employees pursuant to existing agreements providing for the repurchase of such shares of capital stock upon termination of employment at the employee's cost therefor and (ii) the repurchases from holders and not to exceed the number of shares and/or options as are set forth in Section 3.4(b)(ii) of the Endologix Disclosure Schedule, provided the price per share and/or option paid by Endologix shall be reasonably approved by Radiance;

                                    (C) except for the issuance of Endologix
capital stock upon exercise or conversion of presently outstanding warrants, options, rights or convertible securities in accordance with their present terms, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                                    (D) acquire (by merging or consolidating
with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Endologix;

                                    (E) other than dispositions of assets which
are not individually or in the aggregate, material to Endologix, and except as contemplated by this Agreement, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                                    (F) except to the extent required by
applicable law, (x) permit any material change in (A) any investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                                    (G) except as contemplated by this
Agreement, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $100,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $100,000;

                                    (H) enter into, adopt, amend in any material
respect (except as may be required by applicable law) or terminate any Endologix Employee Benefit Plan or any other agreement or arrangement, plan or policy between Endologix and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Endologix, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                                    (I) enter into any contract or amend or
modify any existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Endologix;

                                    (J) make any capital expenditures or
commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $100,000;

                                    (K) make any change in the lines of business
in which it participates or is engaged;

                                    (L) take any action to cause the Merger,
together with the Sideways Merger contemplated in Section 6.13, not to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code; or

                                    (M) enter into any contract, agreement,
commitment or arrangement to do or engage in any of the foregoing.

               5.2 Covenants of Radiance. At all times from and after the date hereof until the Effective Time, Radiance covenants and agrees as to itself that (except as expressly contemplated or permitted by this Agreement, or to the extent that Endologix shall otherwise consent in writing):

                      (a) Radiance shall conduct its business only in, and Radiance shall not take any action except in, the ordinary course consistent with past practice.

                      (b) Without limiting the generality of paragraph (a) of this Section 5.2, except as otherwise disclosed in Section 5.2 of the Radiance Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) Radiance shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to maintain its respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to it, and (ii) Radiance shall not:

                                    (A) amend or propose to amend its
Certificate of Incorporation or Bylaws;

                                    (B) (w) declare, set aside or pay any
dividends on or make other distributions in respect of any of its capital stock,
(x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any Option with respect thereto, except for the repurchase of capital stock from employees pursuant to existing agreements providing for the repurchase of such shares of capital stock upon termination of employment at the employee's cost therefor;

                                    (C) except for the issuance of Radiance
capital stock upon exercise or conversion of presently outstanding warrants, options, rights or convertible securities in accordance with their present terms, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                                    (D) acquire (by merging or consolidating
with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Radiance;

                                    (E) other than dispositions of assets which
are not individually or in the aggregate, material to Radiance, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                                    (F) except as contemplated by this
Agreement, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000;

                                    (G) enter into, adopt, amend in any material
respect (except as may be required by applicable law) or terminate any employee benefit plan or any other agreement or arrangement, plan or policy between Radiance and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Radiance, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                                    (H) enter into any contract or amend or
modify any existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Radiance;

                                    (I) make any capital expenditures or
commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $100,000;

                                    (J) take any action to cause the Merger not
to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code; or

                                    (K) enter into any contract, agreement,
commitment or arrangement to do or engage in any of the foregoing.

               5.3 Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on Endologix, or Radiance and its Subsidiaries taken as a whole, as the case may be, or on the ability of Endologix or Radiance and Sub, as the case may be, to consummate the transactions contemplated hereby.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

               6.1 Access to Information; Confidentiality.

                      (a) Each of Endologix and Radiance shall, and shall cause each of its Subsidiaries, if any, to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice, and during normal business hours, to Endologix or Radiance and its Subsidiaries, as the case may be, and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of Endologix or Radiance and its Subsidiaries, as the case may be, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by Endologix and its Subsidiaries or Radiance and its Subsidiaries, as the case may be, pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Endologix Employee Benefit Plans or Radiance Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of Endologix or Radiance, as the case may be, as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

                      (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by-other requirements of applicable Laws or Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Endologix or Radiance, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Endologix or Radiance, as the case may be, and its Representatives or (z) later acquired by Endologix or Radiance, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to Endologix or Radiance, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Endologix or Radiance, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all copies-of documents and information furnished by Endologix or Radiance, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Endologix or Radiance, as the case may be, or its Representatives.

               6.2 Registration of Radiance Common Stock. Radiance shall register for re-sale the shares of Radiance Common Stock issued pursuant to the payment of the Merger Consideration and the Milestone Payment and shall file a registration statement with respect to such registration with the SEC within ten
(10) business days after the Closing Date; provided, however, Endologix shall use its best efforts to have the holders of shares of Endologix Common Stock enter into a registration rights agreement with Radiance in the form of Exhibit A hereto (the "Registration Rights Agreements").

               6.3 Lock Up Agreement. Endologix shall cause each of its officers and directors to enter lock-up agreements (the "Lock-Up Agreements") with Radiance prior to the Effective Time which shall restrict the re-sale of Radiance Common Stock issued pursuant to the payment of the Merger Consideration for a period of 180 days after the SEC declares effective the registration statement referred to in Section 6.2.

               6.4 Nasdaq Listing. Radiance shall cause the shares of Radiance Common Stock to be issued in the Merger in accordance with this Agreement to be listed on the Nasdaq National Market prior to the effectiveness of the registration of the Radiance Common Stock as provided in Section 6.2.

               6.5 Approval of Stockholders. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, Radiance shall use its reasonable best efforts to obtain approval of this Agreement by its stockholders (the "Radiance Stockholder Approval") as soon as reasonably practicable after the date hereof and shall recommend to its stockholders that it is in the best interest of the stockholders that the stockholders of Radiance approve this Agreement and the transactions contemplated hereby.

               6.6 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.3 and 6.4, each of Endologix and Radiance will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable,
(i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Radiance, Endologix or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

               6.7 Board of Directors.

                      (a) Radiance shall take all necessary action so that following the closing of the Merger, the directors of Radiance shall be:

               Franklin D. Brown           Chairman of the Board
               Maurice Buchbinder, M.D.    Director
               Edward B. Diethrich, M.D.   Director
               Michael R. Henson           Director
               Paul McCormick              Director
               Jeffrey F. O'Donnell        Director
               Jeffrey H. Thiel            Director

and the officers of Radiance shall be:

               Franklin D. Brown           Chief Executive Officer
               Paul McCormick              President and Chief Operating Officer

                      (b) Each of Endologix and Radiance agrees that Radiance shall: (i) nominate Maurice Buchbinder, M.D. and Jeffrey F. O'Donnell for election to the Board of Directors of Radiance at the next annual meeting of stockholders of Radiance; and (ii) take all necessary action to cause such election, including a recommendation for the election of such nominees.

               6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. If the Merger is not consummated due to either party's failure to obtain Stockholder Approval, the party unable to obtain such approval shall reimburse the expenses of the other party incurred in connection with this Agreement and the Merger, up to a maximum of Two Hundred Thousand Dollars ($200,000).

               6.9 Indemnification of Officers and Directors.

                      (a) From and after the Effective Time, Radiance shall, to the fullest extent authorized by the DGCL or any other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Radiance to provide broader indemnification rights than such law permitted Radiance to provide prior to such amendment), indemnify all directors and officers of Endologix as of the Closing against any liability or losses (including reasonable attorney's fees and costs for counsel who are reasonably acceptable to Radiance) any of them may incur from any action, proceeding or investigation brought against such individuals by existing stockholders and option holders of Endologix immediately prior to the Merger as a result of the Merger, or any of the transactions contemplated by this Agreement. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by Radiance any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if so required by the DGCL, such advance shall be made only upon delivery to Radiance of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.9 or otherwise. Radiance shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Radiance shall not be obligated pursuant to this Section 6.9 to pay the fees and disbursements of more than one counsel for all officers and directors in any single action, except to the extent that, in the opinion of counsel for the officers and directors, two or more of such officers and directors have conflicting interests in the outcome of such action, or one or more of such officers and directors and Radiance have conflicting interests in the outcome of such action. Radiance may obtain directors' and officers' liability insurance covering its obligations under this Section 6.9.

                      (b) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each officer and director of Endologix as of the Closing, and his or her heirs and legal representatives, and shall be in addition to any other rights an officer and director of Endologix may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise.

                      (c) In the event Radiance or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Radiance or the Surviving Corporation, as the case may be, or at Radiance's option, Radiance, shall assume the obligations set forth in paragraph (a) of this
Section 6.9.

                      (d) In the event Radiance or the, Surviving Corporation, or any of their respective successors or assigns, obtains directors' and officers' liability insurance covering any of their directors or officers, such insurance shall also cover the directors and officers of Endologix as of the date hereof with respect to the obligations hereunder.

               6.10 Name Change. Radiance agrees to include in its proxy statement to be filed with the Securities and Exchange Commission in connection with a special meeting of its stockholders soliciting approval of the transactions contemplated by the Merger, a proposal amending its Certificate of Incorporation to change the name of Radiance Medical Systems, Inc. to Endologix, Inc.

               6.11 Notice and Cure. Each of Radiance, Sub and Endologix will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Radiance, Sub or Endologix, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Radiance, Sub or Endologix, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Radiance, Sub and Endologix also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Radiance, Sub or Endologix, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               6.12 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Radiance, Sub and Endologix will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Radiance nor Endologix will, nor will it permit any subsidiary, if any, to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               6.13 No Solicitations. Endologix agrees that unless specifically permitted in writing by Radiance until the earlier of (i) July 1, 2002 or such later date as determined in accordance with Section 8.1(b)(i), or (ii) receipt of written notice from Radiance of its intent not to proceed with the proposed transaction, Endologix will not, directly or indirectly, through any officer, director, affiliate or agent of Endologix, or otherwise, (i) solicit, initiate, entertain, or encourage any proposals or offers from any third party relating to
(a) any possible acquisition of Endologix (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), (b) any acquisition of its assets, technology or securities, or (c) the grant of any license, distribution or other commercial rights in Endologix's technology or its proposed products; or (ii) enter into, or continue, any discussions or arrangements with, otherwise cooperate with, facilitate or encourage any effort or attempt by, any third party with respect to any of the foregoing, or furnish to any person any information with respect to, or any person to do or seek any of the foregoing. Endologix shall immediately cease and cause to be terminated any such contacts or negotiations with third parties.

               6.14 Completion of Sideways Merger. Within forty-five (45) days following the Effective Time, Radiance agrees, as part of a single plan to which the Merger is a part, to cause Endologix to be merged with and into a newly-formed and wholly-owned subsidiary of Radiance ("Newsub") in accordance with the provisions of the DGCL (the "Sideways Merger"). Newsub shall be the surviving corporation in the Sideways Merger. Other than pursuant to the Sideways Merger contemplated in this Section 6.13, Radiance has no present plan or intention to (i) liquidate Newsub, (ii) merge Newsub with or into another corporation including Radiance or any of its affiliates, or (iii) sell, distribute or otherwise dispose of the stock of Endologix or Newsub, or cause Endologix or Newsub to sell, distribute or otherwise dispose of any of Endologix or Newsub's assets, except for transfers described in Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(k).

                                    ARTICLE 7

                                   CONDITIONS

               7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                      (a) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                      (b) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties or Radiance or Endologix stockholders required of Radiance, Endologix or any Subsidiary which are to be taken prior to the Effective Time to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on Radiance and its Subsidiary taken as a whole, or the Surviving Corporation, or on the ability of Radiance and Endologix to consummate the transactions contemplated hereby shall have been obtained.

               7.2 Conditions to Obligation of Radiance and Sub to Effect the Merger. The obligation of Radiance and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Radiance and Sub in their sole discretion):

                      (a) Representations and Warranties. Each of the representations and warranties made by Endologix in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Endologix shall have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of Endologix by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President, to such effect.

                      (b) Performance of Obligations. Endologix shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Endologix at or prior to the Closing, and Endologix shall have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of Endologix by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

                      (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Endologix, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Radiance, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

                      (d) Contractual Consents. Endologix shall have received all consents (or in lieu thereof waivers) from parties to each Contract to the extent required pursuant to the terms of each such contract disclosed pursuant to Sections 3.5 and 3.10.

                      (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Endologix, which have had or may be reasonably expected to have, a Material Adverse Effect on Endologix.

                      (f) Proceedings. All proceedings to be taken on the part of Endologix in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Radiance, and Radiance shall have received copies of all such documents and other evidences as Radiance may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                      (g) Opinion of Counsel. Radiance shall have received the opinion of Rutan & Tucker, LLP, counsel to Endologix, dated the Closing Date, in form reasonably acceptable to Radiance.

                      (h) Conversion of Preferred Stock. All shares of Series A, Series B and Series C Convertible Preferred Stock of Endologix shall have been converted into Endologix Common Stock.

                      (i) Registration Rights Agreement. Radiance shall have received signed Registration Rights Agreements in the form of Exhibit A from the holders of shares of Endologix Common Stock.

                      (j) Lock-Up Agreements. Radiance shall have received signed Lock-Up Agreements from each officer and director of Endologix.

                      (k) Escrow Agreement. Radiance shall have received a signed Escrow Agreement from the Escrow Agent and Franklin D. Brown as Holders' Representative.

               7.3 Conditions to Obligation of Endologix to Effect the Merger. The obligation of Endologix to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Endologix in its sole discretion):

                      (a) Representations and Warranties. Each of the representations and warranties made by Radiance and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Radiance and Sub shall each have delivered to Endologix a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President and on behalf of Sub by its President or any Vice President, to such effect.

                      (b) Performance of Obligations. Radiance and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Radiance, or Sub at or prior to the Closing, and Radiance and Sub shall each have delivered to Endologix a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                      (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Radiance, its Subsidiaries, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Endologix or its stockholders, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

                      (d) Registration Rights Agreement. The Registration Rights Agreements in the form of Exhibit A shall have been entered into by Radiance.

                      (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Radiance and its Subsidiaries taken as a whole, which have had or may be reasonably expected to have, a Material Adverse Effect on Radiance and its Subsidiaries taken as a whole.

                      (f) Proceedings. All proceedings to be taken on the part of Radiance and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Endologix, and Endologix shall have received copies of all such documents and other evidences as Endologix may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                      (g) Opinion of Counsel. Endologix shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to Radiance and Sub, dated the Closing Date, in form reasonably acceptable to Endologix.

                      (h) Escrow Agreement. The Escrow Agreement shall have been executed by Radiance are delivered to Franklin D. Brown, as Holders' Representative.

                      (i) Lock-Up Agreements. Radiance shall have received signed Lock-Up Agreements from each of Maurice Buchbinder, M.D., Michael R. Henson, Jeffrey F. O'Donnell and Jeffrey H. Thiel.

                      (j) Cash Balance. Radiance shall have an amount of cash or cash equivalents of a least Eight Million Five Hundred Thousand ($8,500,000) in its bank accounts as of the Closing, after payment of the cash portion of the Merger Consideration.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

               8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

                      (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                      (b) by either Endologix or Radiance upon notification to the non-terminating party by the terminating party:

                             (i) at any time after August 31, 2002, if the
Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                             (ii) if any Governmental or Regulatory Authority,
the taking of action by which is a condition to the obligations of either Endologix or Radiance to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                             (iii) if there has been a material breach of any
representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such ten (10) business day period;

                             (iv) if any court of competent jurisdiction or
other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable;

                             (v) if the requisite shareholder vote of Endologix,
or Radiance approving the principal terms of this Agreement, the Agreement of Merger and the Merger in accordance with applicable law and the Certificate of Incorporation and Bylaws of Endologix or Radiance, as applicable, is not obtained;

                             (vi) if the closing price of the Radiance Common
Stock as reported on Nasdaq on the trading day immediately preceding the Effective Date shall be less than ninety cents ($0.90) per share; or

                             (vii) if the aggregate number of Dissenting Shares
(as defined in Section 2.2) exceeds five percent of the total number of shares of Endologix Common Stock on an as-converted, fully diluted basis immediately prior to the Effective Time.

               8.2 Effect of Termination. If this Agreement is validly terminated by either Endologix or Radiance pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Endologix or Radiance (or any of their respective Representatives or affiliates), except that (i) the provisions of Sections 6.1(b) and 6.8 will continue to apply following any such termination and (ii) nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, as further specified in Section 9.2(e).

               8.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

               8.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                    ARTICLE 9

                               GENERAL PROVISIONS

               9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in Sections 3.6, 3.16, 3.17, 4.6, 4.9 and 4.10 of this Agreement shall survive the Effective Time and shall continue in full force and effect for a period of one year following the Effective Time (the "Indemnification Period"). All other representations, warranties, covenants and agreements contained in this Agreement shall terminate as of the Effective Time.

               9.2 Indemnification.

                      (a) Indemnification of Radiance. Subject to the provisions of this Article 9, Endologix shall indemnify Radiance from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by Radiance arising out of any breach of the representations, warranties, covenants or agreements of Endologix set forth in Sections 3.6, 3.16 and 3.17 herein (the "Radiance Indemnifiable Damages"). Notwithstanding the foregoing, Radiance shall not be entitled to indemnification hereunder until the Radiance Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Radiance Indemnifiable Damages, up to the amount of the Milestone Payment actually earned. Radiance may obtain indemnification for any Radiance Indemnifiable Damages to which this Section 9.2(a) relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 9.1.

                      (b) Indemnification by Radiance of Endologix. Subject to the provisions of this Article 9, Radiance agrees to indemnify the stockholders of Endologix after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the stockholders of Endologix arising out of any breach of the representations, warranties, covenants or agreements of Radiance and Sub set forth in Sections 4.6, 4.9 and 4.10 herein (the "Endologix Indemnifiable Damages"). Notwithstanding the foregoing, the stockholders of Endologix shall not be entitled to indemnification hereunder until the Endologix Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Endologix Indemnifiable Damages, up to the amount of the Milestone Payment actually earned. The stockholders of Endologix may obtain indemnification for any Endologix Indemnifiable Damages to which this Section 9.2(b) relates only if a stockholder or stockholders of Endologix makes a claim for indemnification within the Indemnification Period defined in Section 9.1.

                      (c) Indemnification Procedures. A party seeking indemnification (the "Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or sixty (60) days after the assertion of such claim, whichever shall first occur. No such notice of assertion of a claim shall satisfy the requirements of this Section 9.2(c) unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

                      (d) No Liability of Endologix Stockholders. Radiance agrees that the sole and exclusive remedy of Radiance after the Effective Time for any damage, loss, liability or expense under this Agreement, including, without limitation, for Radiance Indemnifiable Damages pursuant to Article 9 or in connection with the transactions contemplated hereunder, shall be limited to the stock and other property held in escrow, pursuant to the terms of the Escrow Agreement, provided however, any such claims must be brought by Radiance within the Indemnification Period. Subject to the provisions of this Section 9.2, Radiance shall be entitled to offset any Radiance Indemnifiable Damages from the amount payable by Radiance under the Milestone Payment in the event such claims have been finally adjudicated in Radiance's favor prior to the time the Milestone Payment is earned.

                      (e) Indemnification Prior to Effective Time.
Notwithstanding any other provision of this Article 9, in the event of a termination by either Radiance or Endologix pursuant to Section 8.(1)(b)(iii) prior to the Effective Time, such party shall be entitled to payment of all Radiance Indemnifiable Damages or Endologix Indemnifiable Damages, as the case may be, provided that such terminating party gives written notice of any claim on or before thirty days from the date of termination. If written notice of a claim is not made within thirty days, then all representations, warranties, covenants and agreements contained in this Agreement shall terminate, except that the provisions of Sections 6.1(b) and 6.8 will continue to apply following any termination.

               9.3 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of Endologix or Radiance or any Subsidiary, as the case may be, the actual knowledge of the officers and directors of Endologix or Radiance, as the case may be, shall be imputed to Endologix or Radiance, as the case may be.

               9.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or nationally recognized overnight courier service (such as Federal Express) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Radiance, Sub or the Surviving Corporation, to:

        Radiance Medical Systems, Inc.
        13900 Alton Parkway, Suite 122
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 457-9561

        with a copy to:

        Stradling Yocca Carlson & Rauth
        660 Newport Center Drive, Suite 1600
        Newport Beach, California 92660-6441
        Attn:  Lawrence B. Cohn
        Facsimile No.:  (949) 725-4100

        If to Endologix, to:

        Endologix, Inc.
        13700 Alton Parkway, Suite 160
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 380-8372

        with a copy to:

        Rutan & Tucker
        611 Anton Boulevard, 14th Floor
        Costa Mesa, California 92626-1998
        Attn:  Vicki Dallas
        Facsimile No.:  (714) 546-9035

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by nationally recognized overnight courier or by mail in the manner described above to the address as provided in this Section 9.4, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               9.5 Entire Agreement. This Agreement, together with the exhibits hereto, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               9.6 Public Announcements. Except as otherwise required by law or the rules of The Nasdaq National Market, so long as this Agreement is in effect, Radiance and Endologix will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement or otherwise cause or permit the release in any manner which could reasonably be expected to cause such information to be known to the public with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld, provided however, that the parties may make such announcements and releases to the extent the content of such announcements or releases was contained in a prior approved announcement or release. Radiance and Endologix will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

               9.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
2.1 to 2.5, 6.2, 6.3, 6.9, 9.2, 9.7 and 9.8 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

               9.8 No Assignment; Binding Effect. Prior to Closing, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Radiance. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and the third party beneficiaries to the extent set forth in
Section 9.7 and their respective successors and assigns, provided however, that Radiance shall cause any such successor or assign to either (i) pay the Milestone Payment (if still remaining to be earned) if not assumed within 10 days of such assignment, or (ii) expressly assume in writing all Radiance's obligations hereunder, including the obligation to pay the Milestone Payment when due.

               9.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

               9.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

               9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

               9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

               9.13 Arbitration. All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. Each of the parties consents to venue for such arbitrations in Orange County, California and to service of process by certified or registered mail. Upon commencement of any arbitration pursuant hereto, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for a jury or nonjury trial. The Civil Discovery Act of 1986 contained in Article 3 (commencing with Section 2016) of Chapter 3 of Title III of Part IV of the California Code of Civil Procedure shall be applicable to such arbitration proceedings, and all rights, remedies, obligations, liabilities and procedures set forth in said Article 3 shall be available to the parties. Each party shall be entitled to discovery which shall be conducted in accordance with the provisions of Section 2020 and 2025 of the California Code of Civil Procedures. The prevailing party shall be entitled to reasonable attorney fees in connection with such arbitration.

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                            RADIANCE MEDICAL SYSTEMS, INC.


                                            By:
                                               ---------------------------------
                                            Name:    Jeffrey H. Thiel
                                            Title:   Chief Executive Officer


                                            RMS ACQUISITION CORP.


                                            By:
                                               ---------------------------------
                                            Name:    Jeffrey H. Thiel
                                            Title:   Chief Executive Officer


                                            ENDOLOGIX, INC.


                                            By:
                                               ---------------------------------
                                            Name:    Franklin D. Brown
                                            Title:   Chief Executive Officer

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), is made and entered into as of _________________, 2002 by and among Radiance Medical Systems, Inc., a Delaware corporation (the "Company"), and the former Stockholders of Endologix, Inc., a Delaware corporation, listed on Exhibit A hereto (the "Former Endologix Holders").

                                R E C I T A L S:

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February __, 2002, (the "Merger Agreement"), by and among the Company, RMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Sub"), and Endologix, Inc., a Delaware corporation ("Endologix"), the Company has agreed to issue and the Former Endologix Holders have agreed to accept shares of Common Stock of the Company, par value $0.001 per share (the "Radiance Common Stock"), in consideration for their shares and/or options of Endologix.

        WHEREAS, pursuant to the terms of, and in partial consideration for Endologix's agreement to enter into the Merger Agreement, the Company has agreed to provide the Former Endologix Holders with certain registration rights with respect to the Radiance Common Stock;

                                      A G R E E M E N T:

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties and covenants of the parties hereto and subject to the terms and conditions set forth herein, the Company and the Former Endologix Holders agree as follows:

        1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings. Other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

               "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "Holder" shall include the Former Endologix Holders and any transferee of Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 8 of this Agreement.

               "Holders' Representative" shall have the meaning set forth in
Section 2.1(b)(v) of the Merger Agreement.

               The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               "Registrable Securities" shall mean: (i) all shares of Radiance Common Stock which may be issued to the Former Endologix Holders pursuant to the Merger Agreement, including, without limitation, shares of Radiance Common Stock which may be issued as a Milestone Payment pursuant to Section 2.1(b)(iii) of the Merger Agreement; (ii) any securities into which or for which any such shares referenced in (i) above shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger; and (iii) any securities issued with respect to any of the foregoing pursuant to a stock split or stock dividend.

               "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with the Holders' exercise of their registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, Nasdaq listing fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

               "Registration Statement" shall have the meaning set forth in
Section 2(a) herein.

               "Regulation D" shall mean Regulation D promulgated under the Securities Act, as amended from time to time.

               "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

               "Selling Expenses" shall mean all underwriting discounts and selling commissions and transfer taxes, if any, applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holder not described within "Registration Expenses."

        2. Registration Requirements. The Company shall file with the Commission, not later than ten (10) business days after the Closing Date, a registration statement covering the resale of the Registrable Securities, and shall take all action necessary to qualify the Registrable Securities under state "blue sky" laws as hereinafter provided. The Company shall use its diligent best efforts to effect the foregoing registration (including, without limitation, the execution of an undertaking to file amendments and post-effective amendments, appropriate qualification under and compliance with applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) all in accordance with this Agreement. Such best efforts by the Company shall include, without limitation, the following:

               (a) The Company shall file (i) registration statements with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act and the Company shall use its best efforts to qualify for the use of such Form (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering all of the Registrable Securities to be so registered (each, a "Registration Statement"); (ii) such blue sky filings as shall be reasonably requested to permit such sales, provided, however, that the Company shall not be required to register the Registrable Securities in any jurisdiction that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject or require the Company to qualify to do business in any jurisdiction where it is not then so qualified; and (iii) required filings with the National Association of Securities Dealers, Inc. ("NASD") and any exchange where the Shares are traded. The Company shall use its diligent best efforts to have the Registration Statement and other filings declared effective as soon as practicable after the filing of such Registration Statement.

               (b) The Company shall make available for inspection and review by the Holders, the Holders' Representative, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder, the Holders' Representative or underwriter, any such registration statement or amendment or supplement or any blue sky, NASD or other filing, all financial and other records, pertinent corporate documents and properties of the Company as they may reasonably request for the purpose, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that the relevant Holder shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by the Holder and that the Holder will use his or her best efforts to cause its representatives, the Holders' Representative, and such other persons to keep such information confidential, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to Federal securities laws in connection with the filing of any Registration Statement or the use of any prospectus referred to in this Agreement), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person, (iv) such information becomes available to any such person from a source other than the Company and such source, to the knowledge of such persons, is not bound by a confidentiality agreement with the Company, or (v) such information was known to or is developed by such persons without reference to such confidential information of the Company.

               (c) The Company will keep the Holders and the Holders' Representative advised in writing as to initiation of each registration and as to the completion thereof.

               (d) The Company shall keep such registration effective for the period ending on the earliest to occur of (i) on the third anniversary of the Closing Date, (ii) when the Holders have completed the distribution of the Registrable Securities described in the registration statement relating thereto, or (iii) the date on which all the Registrable Securities are salable pursuant to Rule 144 promulgated under the Securities Act, without regard to any limitation on volume.

               (e) The Company shall promptly notify the Holders' Representative in writing by telecopier of any stop order, injunction or other order or requirement of the SEC or any other governmental agency is issued which suspends the effectiveness of any such registration.

               (f) The Company shall promptly furnish such number of prospectuses and other documents incident thereto as the Holders from time to time may reasonably request.

               (g) The Company shall promptly notify the Holders' Representative in writing by telecopier if any registration statement with respect to any Registrable Securities is no longer current or includes an untrue statement of material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, in which case the Holders shall suspend use of such registration statement until notified by the Company. In such event, the Company shall use its best efforts to correct any such matter as soon as practicable so that such registration statement may again be used.

               (h) The Company shall furnish, at the request of any Holder, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the Holders (provided however that no opinion shall be required with respect to the accuracy of the factual disclosures in such registration statement), and
(ii) to the extent permitted by the rules of the AICPA, a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Holders.

        3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Holder.

        4. Indemnification.

               (a) Company Indemnity. The Company will indemnify the Holders, any officers, directors and partners of any Holder, and each person controlling any Holder within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any registration effected pursuant to this Agreement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse the Holders, any officers, directors and partners of any Holder, and each person controlling any Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) based upon written information furnished to the Company by the Holders' Representative or any Holder and stated to be specifically for use therein. The indemnity agreement contained in this Section 4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be withheld unreasonably).

               (b) Holder Indemnity. Each Holder severally but not jointly with other Holders will, if Registrable Securities held by it are included in a registration statement effected pursuant to this Agreement, indemnify the Company, each of its directors, officers, partners, each person who controls the Company within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder, and each of their officers, directors and partners, and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document incident to any registration of Registrable Securities pursuant to this Agreement, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse the Company and such other Holders and their directors, officers and partners or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Holder and stated to be specifically for use therein; provided, however, that the obligations of the Holder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of the Holder (which consent shall not be withheld unreasonably). Notwithstanding anything to the contrary in this Section 4, any Holder's liability under this Section 4(b) with respect to any particular registration shall be limited to an amount equal to the proceeds received by such Holder from the Registrable Securities sold in such registration.

               (c) Procedure. Each party entitled to indemnification under this
Section 4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is actually prejudiced by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Indemnified Parties of a release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as any Indemnifying Party may reasonably request in writing.

        5. Contribution. If the indemnification provided for in Section 4 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such losses, claims, damages or liabilities as between the Company on the one hand and the Indemnified Parties on the other, in such proportion as is appropriate to reflect, the relative fault of the Company on the one hand, and of the Indemnified Parties on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

               The relative fault of the Company on the one hand, and of the Holder on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Holder or its representative, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               In no event shall the obligation of any Indemnifying Party to contribute under this Section 4 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4(a) or 4(b) hereof had been available under the circumstances.

               The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Indemnified Parties were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        6. Survival. The indemnity and contribution agreements contained in Sections 4 and 5 shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company or (ii) the consummation of the sale or successive resales of the Registrable Securities.

        7. Information By Holder and Any Underwriters. The Holders' Representative shall furnish to the Company, within five (5) business days of the Company's request therefor, such information regarding the Holders or underwriters, as the case may be, and the distribution proposed by such Holders or underwriters as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

        8. Transfer or Assignment of Registration Rights. The rights granted to the Former Endologix Holders by the Company under this Agreement, to cause the Company to register Registrable Securities, may be transferred or assigned, as the case may be, to a transferee or assignee of any Registrable Securities; provided that (i) the Company is given written notice by the assigning Former Endologix Holder or the transferee or assignee of Holder at the time of or within a reasonable time after such transfer or assignment, stating the name and address and telecopier number of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; (ii) the transferee or assignee of such rights is not deemed by the Board of Directors of the Company in its reasonable judgment, to be a competitor of the Company; and (iii) the transferee or assignee of such rights agrees to be bound by this Agreement.

        9. Rule 144 Requirements. The Company shall make and keep publicly available and available to the Holders, pursuant to Rule 144 of the Commission under the Securities Act, such information as shall be necessary to enable the Holders to make sales of restricted securities, as defined in such rule, pursuant to that rule. So long as a Holder owns any Registrable Securities, the Company will furnish to any Holder, upon request made by such Holder at any time after the undertaking of the Company in the preceding sentence shall have first become effective, a written statement signed by the Company, describing briefly the action the Company has taken or proposes to take to comply with the current public information requirements of Rule 144. The Company will, at the request of any Holder of Registrable Securities, upon receipt from such Holder of a certificate certifying (i) that such Holder has held such Registrable Securities for a period of not less than two (2) consecutive years, (ii) that such Holder has not been an affiliate (as defined in Rule 144) of the Company at any time during the preceding ninety (90) days, and (iii) as to such other matters as may be appropriate in accordance with Rule 144, remove from the stock certificates representing such Registrable Securities that portion of any restrictive legend which relates to the registration provisions of the Securities Act.

        10. Miscellaneous.

               (a) Entire Agreement; Counterparts. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and may not be modified or terminated except by a written agreement signed by the Company and the Holders of at least a majority of the Registrable Securities. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

               (b) Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the Holders at the address or telecopier number, if any, indicated on the records of the Company or to the Company at the following addresses:

                      Radiance Medical Systems, Inc.
                      13900 Alton Parkway, Suite 170
                      Irvine, CA 92618
                      Attention:  Chief Executive Officer
                      FAX:  (949) 457-9561

                      With a copy to:

                      Stradling Yocca Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                      Newport Beach, California 92660
                      Attention:  Lawrence B. Cohn
                      FAX:  (949) 725-4100

Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

               (c) Governing Law; Consent of Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws thereof. Each of the Company and the Holders (i) hereby irrevocably submits to the exclusive jurisdiction of State or federal courts of the Orange County, California for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

               (d) Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               (e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

               (f) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

               (g) Registrable Securities Held by the Company. Whenever the consent or approval of Holders of Registrable Securities is required pursuant to this Agreement, Registrable Securities held by the Company shall not be counted in determining whether such consent or approval was duly and properly given by such Holders.

               (h) Term. The agreements of the Company contained in this Agreement shall continue in full force and effect so long as any Holder holds any Registrable Securities.

               (i) No Inconsistent Agreements. The Company has not previously entered into any agreement with respect to its Common Stock granting any registration rights to any Person inconsistent with this Agreement, and will not on or after the date of this Agreement enter into any agreement with respect to its securities which grants demand registration rights inconsistent with this Agreement to anyone or which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                             COMPANY:

                                             RADIANCE MEDICAL SYSTEMS, INC.

                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------


                                            FORMER ENDOLOGIX HOLDERS


                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------

                                    EXHIBIT B

Name                                         Name
----                                         ----








                                   EXHIBIT B


                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Agreement") is made as of February ___, 2002 by and among RADIANCE MEDICAL SYSTEMS, INC., a Delaware corporation ("Radiance"), the Holders' Representative (as defined in Section 7 below) on behalf of the persons listed on Schedule A of Exhibit A hereto (collectively, the "Holders") and Commonwealth Land Title Company (the "Escrow Agent").

                              W I T N E S S E T H:

        WHEREAS, Radiance, RMS Acquisition Corp., a Delaware corporation, and ENDOLOGIX, Inc., a Delaware corporation ("Endologix"), have entered into an Agreement and Plan of Merger dated as of February 8, 2002 (the "Merger Agreement"), a copy of which has been delivered to the Escrow Agent and to the Holders (all capitalized terms not otherwise defined in this Agreement having the meanings set forth in the Merger Agreement); and

        WHEREAS, Section 2.1(b)(v) of the Merger Agreement provides that Radiance may issue the Milestone Payment in the names of the Holders and deliver it to the Escrow Agent to be held in the escrow fund for the purpose of securing Radiance's claims for indemnification pursuant to Section 9.2 of the Merger Agreement; and

        WHEREAS, the Escrow Agent is willing to act as escrow agent for Radiance and the Holders on the terms and conditions set forth herein:

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties agree as follows:

        1. Establishment of Escrow; Escrow Share Certificates. In the event of a claim for Radiance Indemnifiable Damages and in accordance with the procedures set forth in Sections 2.1(b)(v) and 9.2 of the Merger Agreement, Radiance will deposit the Milestone Payment or a portion thereof (the "Escrow Fund"), which may include shares of Radiance Common Stock (the "Escrow Shares") in the names of the Holders, or in the name of the Holders' Representative (as defined in Section 7 below) as agent for the Holders, with the Escrow Agent, and the Holders (or the Holders' Representative, as applicable) shall execute assignments in blank with respect to the Escrow Shares and cause them to be delivered to the Escrow Agent. Such deposit shall equal an amount of Escrow Shares and Cash equal to the amount of the then pending claim for Radiance Indemnifiable Damages. For such purposes, Escrow Shares shall be valued in accordance with the provisions of Section 2.1(b)(iv) of the Merger Agreement. The Milestone Payment shall be held by the Escrow Agent in escrow subject to the terms and conditions set forth herein. Radiance will cooperate with the Escrow Agent, including making any written instructions required by its stock transfer agent, to permit the Escrow Agent to make any necessary exchanges of Radiance stock certificates so as to facilitate any distribution of Escrow Shares pursuant to this Agreement.

               The Holders (or the Holders' Representative, as applicable) shall deliver to Radiance's stock transfer agent at or shortly after the Closing a letter, substantially in the form of Exhibit A hereto, instructing the transfer agent to distribute all distributions in respect of the Escrow Shares, other than taxable dividends, to the Escrow Agent pursuant to Section 3 of this Agreement.

        2. Claims Against Escrow Fund. Pursuant to Section 9.2 of the Merger Agreement, Radiance is entitled to make claims against the Escrow Fund for Radiance Indemnifiable Damages. Unless this Agreement is terminated at an earlier date, Radiance shall be entitled to make claims against the Escrow Fund for such purpose at any time through and including May __, 2003 (one year after the Effective Time) (the "Escrow Period") (unless this Agreement is terminated at an earlier date pursuant to Section 5 hereof), but not thereafter. Notwithstanding the foregoing, the Escrow Period shall be extended as it relates to any claims for Radiance Indemnifiable Damages made during the Escrow Period which remain in dispute and have not been resolved as of such date. Any claim by Radiance against the Escrow Fund for Radiance Indemnifiable Damages during the above time period shall be presented to the Escrow Agent as follows:

               (a) Radiance shall notify the Escrow Agent and the Holders' Representative in writing of any Radiance Indemnifiable Damages that Radiance claims are subject to indemnification under Section 9.2 of the Merger Agreement. The notice ("Notice of Claim") shall describe the claim and specify the amount thereof.

               (b) The Holders' Representative may contest Radiance's claim on behalf of the Holders by giving the Escrow Agent and Radiance written notice of such contest within 20 business days after receipt of such claim for indemnification. If Radiance's indemnification claim remains in dispute and unresolved for 30 days following Radiance's receipt of the written notice of contest, the disputed claim shall be submitted to arbitration in accordance with
Section 8 below.

               (c) If the Holders, or the Holders' Representatives, as applicable, do not contest Radiance's indemnification claim pursuant to Section 2(b) above, then the Escrow Agent shall deliver to Radiance an amount from the Escrow Fund equal to the dollar amount of the Radiance Indemnifiable Damages claimed by Radiance in its Notice of Claim. For this purpose, Escrow Shares so delivered shall be valued in accordance with the provisions of Section 2.1(b)(v) of the Merger Agreement (the "Escrow Share Price"). In the event that the Escrow Funds contains both Escrow Shares and cash, the Escrow Agent shall deliver both Escrow Shares and cash to Radiance in the same ratio as then existing in the Escrow Fund.

               (d) If the Holders or the Holders' Representative, as applicable, contest Radiance's indemnification claim pursuant to Section 2(b) above, the Escrow Agent shall deliver an amount from the Escrow Fund to Radiance upon receipt of either:

                      (i) a copy of a written settlement agreement signed by both Radiance and the Holders' Representative, or

                      (ii) a copy of a final and nonappealable arbitration award pursuant to the arbitration procedure in Section 8 below.

               The amount to be delivered to Radiance by the Escrow Agent under this Section 2(d) shall be equal to the dollar amount of Radiance Indemnifiable Damages, as set forth in the settlement agreement or the arbitration award, as applicable, determined using the Escrow Share Price, and shall be delivered in the manner set forth in Section 2(c).

        3. Dividends, Stock Splits, Interest and Other Distributions. Other than taxable dividends (which shall be distributed to the Holders and shall not be made part of the Escrow Fund), distributions declared in respect of the Escrow Shares (including without limitation stock splits and non-taxable stock dividends) and interest earned on any cash in the Escrow Fund during the term of this Agreement shall be made part of the Escrow Fund. If the Escrow Shares are reclassified or changed into other securities or property pursuant to a reclassification of all shares of Radiance Common Stock or a merger of Radiance, then such reclassified shares or other securities or property, as the case may be, shall be made part of the Escrow Fund.

        4. Voting Rights of Escrow Shares. Each Holder shall have the right to vote his or her pro rata number of Escrow Shares in the Escrow Fund (as set forth in Schedule A of this Agreement) on any issues that come for a vote before the stockholders of Radiance. Prior to any vote of Radiance stockholders during the term of this Agreement, Radiance shall cause to be delivered to the Holders appropriate voting and proxy materials in the same manner as provided to other stockholders of Radiance so as to permit the Holders to exercise their voting rights with respect to the Escrow Shares.

        5. Termination. This Agreement shall terminate and the Escrow Agent shall have no further responsibilities hereunder upon the earlier to occur of:
(i) the expiration of the Escrow Period set forth in Section 2 above; and (ii) Radiance's delivery to the Escrow Agent of written notice that Radiance has elected to terminate this Agreement (which election shall be at Radiance's sole option and in its sole discretion). Provided the Escrow Agent has received a Notice of Claim within the Escrow Period, the Escrow Agent shall reserve from the Escrow Fund an amount sufficient to pay any outstanding claims ("Reserve Claims") of Radiance against the Escrow Fund on that date. For purposes of establishing the reserve, any Escrow Shares so reserved shall be valued at the Escrow Share Price, or if not traded on the Nasdaq, on the primary national exchange on which such stock is traded, for the twenty trading days ending on the trading day preceding the establishment of such reserve. This Agreement shall continue in force as to the amount so reserved until the resolution of such Reserve Claims upon receipt of either: (i) a copy of a written settlement agreement signed by both Radiance and Holders' Representative; or (ii) a copy of a final and nonappealable arbitration award pursuant to the arbitration procedure set forth in Section 8 below (the "Final Resolution"). Upon the Final Resolution of each Reserve Claim, on a claim-by-claim basis, the Escrow Agent shall distribute to Radiance the amount that Radiance is entitled to receive with respect to such Reserve Claim. Escrow Shares so delivered shall be valued at the Escrow Share Price. Upon the Final Resolution of all Reserve Claims and the distribution to Radiance of all reserved amounts to which Radiance is entitled pursuant to such claims, all remaining reserved amounts shall be promptly distributed to the Holders. Any distribution of any portion of the Escrow Fund held in the name of the Holders' Representative shall be made to the Holders according to the percentages shown in Schedule A of Exhibit A hereto.

        6. The Escrow Agent.

               (a) Radiance shall pay the Escrow Agent's fee for its ordinary services under this Agreement in accordance with the fee schedule set forth on Schedule B attached hereto.

               (b) In performing any duties under this Agreement, the Escrow Agent shall not be liable for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that such agent shall in good faith believe to be genuine, or (iii) forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any such person acting or purporting to act on behalf of any party to this Agreement.

               (c) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Fund and may wait for settlement of any such controversy by arbitration pursuant to Section 8 hereof, by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

               (d) The Holders, to the extent of the Escrow Fund only, and Radiance shall indemnify and hold harmless the Escrow Agent and shall share equally any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and attorneys' fees) which it may incur or which may be imposed on it in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement, but not including losses, claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct on the part of the Escrow Agent.

               (e) The Escrow Agent may resign at any time upon giving at least 30 days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named as the Escrow Agent. Upon such appointment, the predecessor Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

               (f) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything herein to the contrary notwithstanding.

               (g) The Escrow Agent shall not sell, encumber or otherwise dispose of the Escrow Shares held as a part of the Escrow Fund, except that the Escrow Agent shall, upon the written direction of the Holders' Representative and Radiance, effect a sale or other disposition of the Escrow Shares in a transaction involving (i) the receipt by the stockholders of Radiance of cash in any merger or reorganization in exchange or partly in exchange for shares of Common Stock of Radiance; (ii) the sale of all or substantially all of the assets of Radiance for cash and the distribution to stockholders of Radiance of the proceeds of such sale as a liquidating distribution; or (iii) a cash tender offer for all or a part of the shares of Common Stock of Radiance. In the event of any receipt of cash by the Escrow Agent as a result of any of such transactions or as a result of a Milestone Payment, the Escrow Agent shall invest and reinvest all cash funds from time to time comprising the Escrow Fund, together with the earnings thereon, in money market savings accounts or certificates of deposit at the Escrow Agent which are insured by the Federal Deposit Insurance Corporation up to applicable limits (a "Money Market Fund"). The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

        7. Holders' Representative. Franklin D. Brown, or such successor as may be agreed upon by a majority in interest of the Holders and identified to Radiance by such Holders in writing, shall act as representative of the Holders (the "Holders' Representative"). The Holders' Representative may, but shall not be required to, take any and all action that may be necessary or appropriate on behalf of the Holders with respect to this Agreement, including, without limitation, objecting to any claim by Radiance against the Escrow Fund, engaging counsel to represent the Holders in connection with any such claim, engaging any other professionals or other consultants in connection with any such claim, negotiating and settling any such claim, supervising and directing counsel and any other professionals or other consultants in connection with any such claim, and authorizing the sale of any of the Escrow Shares. The Holders' Representative may, on behalf of the Holders, take any action that the Holders' Representative in good faith deems to be in the best interests of the Holders and shall, on behalf of the Holders, take any action that the Holders' Representative may be instructed or expressly authorized to take by a majority in interest of the Holders, including contesting or settling any claim by Radiance. To the maximum extent permitted by law, the Holders' Representative shall have no liability of any kind or nature whatsoever with respect to any action or omission taken by the Holders' Representative on behalf of the Holders, where such action is taken either with the consent or the express authorization of a majority in interest of the Holders or is otherwise taken in good faith on behalf of the Holders.

        8. Arbitration. All disputes or controversies arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in accordance with Section 9.13 of the Merger Agreement.

        9. Tax Reporting. Each Holder shall deliver to the Escrow Agent a completed Form W-9 from which Escrow Agent shall prepare and file with the Internal Revenue Service all tax reports that the Escrow Agent is required to prepare, if any, on the Escrow Fund for the benefit of the Holders.

        10. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to principles of conflicts of laws.

        11. Amendments; Modifications. This Agreement may not be amended or modified except pursuant to a written agreement signed by each of the parties hereto.

        12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same day if delivered personally, or by facsimile transmission with voice confirmation of receipt, or shall be deemed given on the date receipt is confirmed if mailed by registered or certified mail or commercial overnight courier (e.g., Federal Express, DHL, Network Courier, Sonic, etc.), return receipt or confirmation of delivery requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to Radiance:      Radiance Medical Systems, Inc.
                                    13900 Alton Parkway, Suite 122
                                    Irvine, California 92618
                                    Attn:  Chief Executive Officer
                                    Facsimile No.:  (949) 457-9561

               with a copy to:      Stradling, Yocca, Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, California  92660-6441
                                    Attn:  Lawrence B. Cohn
                                    Facsimile No.: (949) 725-4100

               If to the Holders'
               Representative:      Franklin D. Brown
                                    c/o Endologix Medical Systems, Inc.
                                    13700 Alton Parkway, Suite 160
                                    Irvine, California 92618
                                    Attn:  Holders' Representative
                                    Facsimile No.: (949) 457-9561

               If to the
               Escrow Agent:
                                    --------------

                                    --------------

                                    --------------

        13. Effect on Successors in Interest, Assignees. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors, assignees and successors of each of the parties hereto.

        14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        RADIANCE MEDICAL SYSTEMS, INC.


                                        By
                                          --------------------------------------

                                        Title
                                             -----------------------------------

                                        HOLDERS' REPRESENTATIVE on behalf of
                                        herself and as representative of the
                                        individual shareholders of Endologix
                                        Medical Systems, Inc.


                                        ----------------------------------------
                                        Print Name:  Franklin D. Brown
                                        Holders' Representative




                                        COMMONWEALTH LAND TITLE COMPANY


                                        By
                                          --------------------------------------

                                        Title
                                             -----------------------------------

                                    EXHIBIT A



Chase Mellon Shareholder Services, LLC
400 South Hope Street
4th Floor
Los Angeles, CA  90071

        Re:    Radiance Medical Systems, Inc.

Ladies and Gentlemen:

        The following shares of Common Stock of Radiance are currently being held by _______________________, as Escrow Agent pursuant to that certain Escrow Agreement, dated as of ________________ by and among Radiance, the undersigned and the Holders (the "Escrow Agreement"):

               Share certificate no.         No. of Radiance shares
                                             represented

               [insert certif. numbers]      [insert number of shares]

        We hereby instruct you to pay and deliver any certificates representing stock splits or non-taxable stock dividends, or any other form of distribution made by Radiance in respect of the shares identified above (except for taxable dividends) to ____________________, as Escrow Agent pursuant to the terms of the Escrow Agreement.



                                             -----------------------------------
                                                [Names]

                                   SCHEDULE A



                                               Number of          % of Total
Holder Name                                  Escrow Shares       Escrow Shares
--------------------------------           -----------------   -----------------










        Total:
                                               ----------          ----------
                                                                        100.0

                                   SCHEDULE B


                                  FEE SCHEDULE


See attached.



                                       1